Exhibit 99.1

Retractable Technologies, Inc. Reports Results as of June 30, 2018

LITTLE ELM, Texas, August 14, 2018—Retractable Technologies, Inc. (NYSE American: RVP) reports the following results of operations for the three and six months ended June 30, 2018 and 2017, respectively.  Retractable’s operating loss was lower in both the three month and six months ended June 30, 2018 than in the three month and six months ended June 30, 2017.

Comparison of Three Months Ended June 30, 2018 and June 30, 2017

Domestic sales accounted for 84.6% and 79.2% of the revenues for the three months ended June 30, 2018 and 2017, respectively. Domestic revenues increased 4.4% principally due to higher volumes mitigated by lower average sales prices. Domestic unit sales increased 11.3%. Domestic unit sales were 79.4% of total unit sales for the three months ended June 30, 2018. International revenue and unit sales decreased 27.4% and 33.1%, respectively, due to lower volumes. Our international orders may be subject to significant fluctuation over time. Overall unit sales decreased 2.1%.

The Cost of manufactured product decreased by 1.5% principally due to lower volumes. Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix. Royalty expense increased 6.9% due to increased gross sales.

Gross profit decreased 6.4% primarily due to lower sales volume.

Operating expenses decreased 14.4%. The decrease was due to lower compensation cost, including no stock option expense in 2018, and lower legal costs.

Our operating loss was $939 thousand compared to an operating loss for the same period last year of $1.3 million due primarily to lower operating costs in 2018.

Comparison of Six Months Ended June 30, 2018 and June 30, 2017

Domestic sales accounted for 85.3% and 82.4% of the revenues for the six months ended June 30, 2018 and 2017, respectively. Domestic revenues increased 7.6% principally due to higher sales volume mitigated by lower average prices. Domestic unit sales increased 10.2%. Domestic unit sales were 78.1% of total unit sales for the six months ended June 30, 2018. International revenue and unit sales decreased 13.1% and 5.9%, respectively, due to lower average sales prices and lower sales volume. Our international orders may be subject to significant fluctuation over time. Overall unit sales increased 6.2%.

The Cost of manufactured product increased 1.1% due to higher volumes mitigated by lower unit cost. Royalty expense increased 7.2% due to higher gross sales.

Gross profit increased 8.7% primarily due to increased revenues.

Operating expenses decreased 13.8%. The decrease was due to bonuses paid in 2017, lower legal expense, and no stock option expense in 2018.

Our operating loss was $1.1 million compared to an operating loss for the same period last year of $2.5 million due primarily to lower operating expenses and higher gross profit.

Our effective tax rate on the net loss before income taxes was 0.0% for the three and six months ended June 30, 2018 and June 30, 2017.

Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-Q filed on August 14, 2018 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: potential tariffs; Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer